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                                                                 Exhibit 99.464

CC:                   Dariush Shirmohammadi
SUBJECT:              PowerSim business simulation/modeling tool.
Powersim business simulation/modeling tool.

John,
Thought this TOOL would be of great interest to you in facilitation of a group work exercise. British Telecom's simulation is one of the 3 models provided at the site. Note third section of the simulation's write up, below. "THE RESULTS". I have included Powersim's url to the web site. We are using a similar tool to do some strategic analysis and "brainstorming" for the work effort we are performing for our own team as well as SCE in the area of Process Improvement. The third simulation is a model and game relating to "supply chain management". (Also an area of great interest to clients throughout the country).

Hope, you find the simulation and sample use of the tool interesting and potentially applicable to your group's future exercises.

The site is = http://www.powersim.com/solution/employee.htm

I have copied synopsis of simulation;



THE CHALLENGE

British Telecommunications plc (BT) was facing a rapidly changing industry thanks to vigorous competition and explosive growth in the use of new technology. In order to keep its industry leadership position, the company needed explore a range of strategic issues, but it wanted to do so in a safe, albeit competitive, environment.

THE SOLUTION

BT used a Powersim solution to develop a business game that simulated a competitive telecommunications market in a fictitious country. The simulation, which featured three telecommunications operators and a regulator, allowed teams of BT managers to role play and learn new ways of dealing with existing problems.

For example, one group of BT management played the part of a start-up operator faced with a decision to build a new network or lease an existing one. Through the simulation, the team experimented with many strategies and learned that the right answer depended on what variables were involved. When cost was a significant factor, the lease could be a better option due to the costs involved with building a new network. Of course, this option's favorability depended on the price set by the regulator or the negotiation between the operators.

THE RESULTS

THE PARTICIPANTS WERE SURPRISED AT THE NUMBER OF DECISIONS THEY NEEDED
TO MAKE IN ORDER TO REACH THEIR GOALS, AND HOW MUCH THOSE DECISIONS DEPENDED ON THE INTERACTION OF OTHER GROUPS. They learned the importance of having regulations delayed so that participants have time to negotiate, and of having a focused strategy on which they could base decisions. BT HAS MADE THE POWERSIM-BASED BUSINESS GAME A REGULAR PART OF MANAGEMENT DEVELOPMENT, TEAM BUILDING AND EXPLORATION BY TEAMS OF DECISION MAKERS. IT RUNS THE GAME FREQUENTLY FOR A WIDE RANGE OF TEAMS WITHIN BT MANAGEMENT.